Exhibit 6
ESCROW AGREEMENT
This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of January 29, 2010, by and among OEP CHME Holdings, LLC, a Delaware limited liability company (“OEP”), China Medicine Corporation, a Nevada corporation (the “Company”) and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agent”).
W I T N E S S E T H
WHEREAS, pursuant to the Stock Subscription Agreement dated December 31, 2009 (the “SSA”) by and between OEP and the Company, pursuant to which OEP shall acquire from the Company 4,000,000 Common Shares at US$3.00 per share and 1,920,000 Redeemable Convertible Preferred Shares at US$30.00 per share for an aggregate purchase price of US$69,600,000;
WHEREAS, Section 2.3 of the SSA contemplates the execution and delivery of this Agreement and on the date hereof the deposit by OEP with the Escrow Agent of a portion of the purchase price equal to US$57,600,000 (the “Escrow Amount”) in immediately available funds;
WHEREAS, the Company and OEP may direct the Escrow Agent to disburse the Escrow Funds (as defined below) for the specific purposes set forth in this Agreement and under the terms and conditions contained herein;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1 Definitions. The following terms used in this Agreement shall have the meanings set forth below. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in the SSA.
“Authorized Person” of the Company means the person or persons designated on Exhibit B-1 attached hereto and of OEP means the person or persons designated on Exhibit B-2 attached hereto.
“Business Days” means a day that is other than a Saturday, Sunday, public holiday or any day on which the banks in New York, Hong Kong or PRC do not open.
“China” or “PRC” means People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan for the purpose of this Agreement.

“Permitted Investment” means:
(a) interest bearing savings or money market deposit accounts (the terms of which have no restrictions as to the date of withdrawal) in federally insured banking or thrift institutions (including, without limitation, the Escrow Agent and any of its Affiliates);
(b) commercial paper having the highest rating conferred by a nationally-recognized investment-rating agency;
(c) securities issued or insured by the United States Government or an agency or instrumentality thereof with a remaining term to maturity of no more than three months’ duration;
(d) Money Market Funds that invest in one or all of the above-referenced sections (a) through (d); or
(e) such other investments as may be jointly directed in a writing signed by both the Authorized Person of the Company and OEP.
ARTICLE II.
APPOINTMENT AND ESTABLISHMENT OF ESCROW AGENT
Section 2.1 Appointment of Escrow Agent. The Company and OEP hereby appoint the Escrow Agent to receive, hold, invest, reinvest, administer and deliver the Escrow Funds (as defined below) in accordance with this Agreement, and the Escrow Agent hereby accepts such appointment, all subject to and upon the terms and conditions set forth herein.
Section 2.2 Establishment of the Escrow Funds. On the date hereof, OEP shall deposit with the Escrow Agent, and the Escrow Agent shall hold the Escrow Funds (as defined below) in escrow upon the terms and conditions hereinafter set forth. Any and all earnings, proceeds, interest and income earned by the Escrow Amount (or any portion thereof) as a result of investments made by the Escrow Agent in accordance with Section 3 are hereinafter referred to as the “Escrow Interests.” The Escrow Amount plus the Escrow Interests, less any amounts paid out pursuant to this Agreement from time to time, is referred to herein as the “Escrow Funds” and shall be held by the Escrow Agent in accordance with the terms and conditions hereinafter set forth.
Section 2.3 Limitation on Escrow Agent’s Obligations. The Escrow Agent’s duties and obligations under this Agreement shall be entirely administrative and not discretionary, and shall be limited to those expressly set forth in this Agreement, and no other duties shall be implied. The Escrow Agent shall not be subject to, or obligated to recognize, any other agreement between any or all of the parties or any other Persons even though reference thereto may be made herein, including, without limitation, the SSA, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Funds, including, without limitation, the Escrow Amount. The Escrow Agent shall not be liable for any damages or have any obligations other than the duties prescribed herein in carrying out or executing the purposes and intent of this Agreement; provided, however, that nothing herein contained shall relieve the Escrow Agent from liability that was primarily caused by its own willful misconduct or gross negligence, as finally adjudicated in a court of competent jurisdiction. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.

Section 2.4 Dispute between Parties. If there shall be any disagreement between any of the parties to this Agreement, or between them or any of them and any other Person, resulting in adverse claims or demands being made in connection with this Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent shall give written notice to both the Company and OEP and shall be entitled to refrain from taking any action other than to keep safely the Escrow Funds until it shall be directed otherwise pursuant to a joint written notice from the Company and OEP, or by a final and non-appealable order or judgment of a court of competent jurisdiction. The parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.
ARTICLE III.
INVESTMENT OF THE ESCROW FUNDS
If at any time the Escrow Agent receives a written instruction from the Authorized Person of the Company in accordance with Section 8.3, requesting that the Escrow Funds be invested in a specific Permitted Investment, as soon as practicable after such receipt, the Escrow Agent shall cause the Escrow Funds to be invested in such Permitted Investment in the amounts instructed by such Authorized Person. If the Escrow Agent does not receive any written instructions from an Authorized Person of the Company as of the date hereof, the Escrow Agent shall invest the Escrow Funds in any of the Permitted Investments. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall provide a monthly statement to the Company and to OEP as soon as practicable following the end of each month during the term of this Agreement setting forth the aggregate amount of Escrow Funds as of the end of the previous month as well as any other transaction details related to the Escrow Funds. In the absence of written instruction from the Company, the Escrow Funds shall be invested in a JPMorgan Chase Bank, N.A. money market deposit account (“MMDA”) or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing by the Company and as shall be acceptable to the Escrow Agent. The rate of return on an MMDA varies from time to time based upon market conditions. Written investment instructions, if any, shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an agency fee in connection with each transaction. The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Funds or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Funds.

ARTICLE IV.
ESCROW FUNDS
Section 4.1 Disbursement of Escrow Funds. The Escrow Agent does not have any proprietary interest in the Escrow Funds deposited hereunder but merely holds such Escrow Funds as an escrow agent, subject to the terms of this Agreement. The Escrow Agent shall release the Escrow Funds or any portion thereof as follows:
(a) Upon presentation of a copy of the resolution of the Board of Directors of the Company dated after the Closing Date approving the application of up to $6,000,000 in aggregate of the Escrow Funds for capital expenditures at LifeTech, together with a joint written instructions signed by the Authorized Persons of each of the Company and OEP directing disbursement, delivery or payment of any portion of the Escrow Funds, then the Escrow Agent shall promptly comply with such instruction and disburse such amount as instructed, provided that the Executive Shareholder and Mr. Liu Minhua and Ms. Liu Min shall have made a good faith effort to obtain the Certificate for the Receipt of Foreign Exchange for Transfer of Shares and OEP believes that such certificate is forthcoming;
(b) Upon presentation of a copy of the resolution of the Board of Directors of the Company dated after the Closing Date approving the application of up to $2,000,000 in aggregate of the Escrow Funds for additional working capital at the Company, as required, together with a joint written instructions signed by the Authorized Persons of each of the Company and OEP directing disbursement, delivery or payment of any portion of the Escrow Funds, then the Escrow Agent shall promptly comply with such instruction and disburse such amount as instructed, provided that the Executive Shareholder and Mr. Liu Minhua and Ms. Liu Min shall have made a good faith effort to obtain the Certificate for the Receipt of Foreign Exchange for Transfer of Shares and OEP believes that such certificate is forthcoming
(c) Upon presentation of a copy of the resolution of the Board of Directors of the Company dated after the Closing Date approving the execution by the Company of a definitive agreement with respect to the acquisition of Guangdong Jiangmen and the application of a portion of the Escrow Funds towards the payments required to be made by the Company under such agreement, together with a joint written instructions signed by the Authorized Persons of each of the Company and OEP directing disbursement, delivery or payment of any portion of the Escrow Funds, then the Escrow Agent shall promptly comply with such instruction and disburse such amount as instructed. The Company and OEP agree that such resolution shall include: (1) evidence of applicable regulatory approval for rADTZ, (2) customer contracts evidencing the need for at least 50% of the manufacturing capacity for rADTZ to be added from the acquisition of Guangdong Jiangmen, and (3) the Executive Shareholder and Mr. Liu Minhua and Ms. Liu Min shall have obtained the Certificate for the Receipt of Foreign Exchange for Transfer of Shares;
(d) If at any time the Escrow Agent receives joint written instructions signed by the Authorized Persons of each of the Company and OEP directing disbursement, delivery or payment of any portion of the Escrow Funds, or a copy of a resolution of the Board of Directors of the Company approving the application of any portion of the Escrow Funds, then the Escrow Agent shall promptly comply with such instruction and disburse such amount as instructed;

(e) To the extent any Escrow Funds are not covered by an Escrow Release Request, a Disputed Request pursuant to Section 4.1(f) or a Section 4.11 Request pursuant to Section 4.1(g) twenty eight (28) months after the date of the date hereof, if the Escrow Agent receives written instructions (x) if OEP holds at least 10% of the total issued and outstanding Common Stock on a Fully Diluted Basis at the time of determination (as determined by a certificate from OEP to that effect) signed by an Authorized Person of both OEP and the Company or (y) if OEP holds less than 10% of the total issued and outstanding Common Stock on a Fully Diluted Basis at the time of determination (as determined by a certificate from the Company to that effect) signed by an Authorized Person of the Company, directing the disbursement, delivery or payment to the Company of that portion of Escrow Funds which is not subject to any Escrow Release Request, a Disputed Request or a Section 4.11 Request, then the Escrow Agent shall promptly comply with such instructions and disburse such amount to the Company;
(f) No later than the first Business Day following the passage of ten (10) days after receipt of, and in accordance with, written instructions signed by an Authorized Person of OEP (a “Escrow Release Request”) (a copy of which shall be delivered simultaneously by OEP to the Escrow Agent and the Company) (1) requesting the Escrow Agent to release and deliver to OEP any portion of the Escrow Funds as set forth therein; (2) specifying in reasonable detail the basis on which indemnification is being asserted, and (3) specifying the provision or provisions of the SSA under which such indemnification is being asserted; provided, however, that if within ten (10) days after the Escrow Agent’s receipt of an Escrow Release Request, the Company delivers to the Escrow Agent and OEP a written objection to such Escrow Release Request disputing the existence or basis of such indemnification obligation or stating that the indemnification obligation is less than the amount set forth in OEP’s written instructions and, if less, setting forth the dollar amount of such lesser obligation, then the Escrow Agent shall only be permitted to release to OEP the amount for which there is no such objection (each Escrow Release Request as to which there is an objection being referred to herein as a “Disputed Request”); provided, further, that any Escrow Funds covered by any Disputed Request but not released on account of any such objection may thereafter only be released by the Escrow Agent pursuant to a decree or judgment of a final and non-appealable court or other tribunal of competent jurisdiction or Section 4.1(a); and
(g) To the extent any Escrow Funds are not covered by a Disputed Request pursuant to Section 4.1(f), if OEP shall have delivered to the Escrow Agent a certificate stating that OEP is entitled to the Escrow Funds pursuant to Section 4.11 of the SSA (a “Section 4.11 Request”) and specifies the amount of Escrow Funds that the Escrow Agent shall disburse to OEP, then the Escrow Agent shall promptly comply with such instruction and disburse such amount as instructed to OEP.

Section 4.2 Payments in Immediate Available Funds. All payments of the Escrow Funds will be effected by wire transfer in immediately available funds.
Section 4.3 Security Procedures and Call-back Confirmation. When a fund transfer instruction is given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to an authorized person on schedule 1 hereto (“Schedule 1”), and Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 1. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The Escrow Agent may rely upon the information provided for under this Agreement or as provided to the Escrow Agent by the Company or OEP by written instruction from time to time. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of OEP or Company’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of managing director and chairman, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser or Seller to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties acknowledge that these security procedures are commercially reasonable. The parties acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of the funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly the parties shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary as set forth in Schedule 2 to this Agreement, by facsimile or other written instructions. Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Escrow Agent and the parties agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of the parties, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary. The parties acknowledge that such Standing Settlement Instructions are a security procedure and are commercially reasonable.
ARTICLE V.
COMPENSATION AND INDEMNIFICATION
Section 5.1 Compensation of Escrow Agent. For the services to be rendered by the Escrow Agent hereunder, the Escrow Agent shall be paid for its services as stated in the fee schedule attached hereto as Exhibit A. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement. The Escrow Agent shall be reimbursed, upon written request, for all of the Escrow Agent’s reasonable out-of-pocket expenses including, without limitation, reasonable attorneys’ fees incurred by it in performing the services provided for herein, subject to the Company’s prior written consent, provided that the Escrow Agent shall not be reimbursed for any such expense as may result from or arise out of the gross negligence or willful misconduct of the Escrow Agent as finally determined by a court of competent jurisdiction. The fees and expenses to be paid to the Escrow Agent under this Agreement shall be borne solely by the Company.

Section 5.2 Indemnification to Escrow Agent. OEP and the Company agree to jointly and severally indemnify and hold harmless, the Escrow Agent from and against any and all losses, liabilities, costs, damages, claims, settlements, actions, suits, proceedings, judgments, litigation or expenses (including reasonable fees and expenses of counsel) (collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Escrow Agent, except to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of the Escrow Agent or (ii) the Escrow Agent’s following any singular or joint instructions or directions from the Parties. The Parties acknowledge that the foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement until expiration of the applicable statute of limitations. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Funds for the payment of any claim for indemnification, fees, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Funds for its own account any amounts due to the Escrow Agent under this Section 5.2. The obligations contained in this Section 5.2 shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.
ARTICLE VI.
REMOVAL; RESIGNATION; SUCCESSOR OF ESCROW AGENT
Section 6.1 Removal of Escrow Agent. The Company and OEP may jointly remove the Escrow Agent at any time by delivering to the Escrow Agent 30 days’ prior written notice of its removal. The Escrow Agent may at any time resign by delivering 30 days’ prior written notice of its resignation to the Company and OEP. In the event of such a removal or resignation, the Escrow Agent shall immediately deliver such Escrow Funds not disbursed, and any and all documents relating thereto then in the Escrow Agent’s possession to a successor escrow agent jointly designated by the Company and OEP in writing, or if the parties cannot agree on the successor escrow agent within 30 days of such notice, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for the appropriate relief, whereupon the appointment shall be binding upon all parties hereto and the removed or resigning Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses incurred by the Escrow Agent in connection with the termination of the Agreement. After the removal or resignation of the Escrow Agent, the provisions of this Agreement limiting the liability of the Escrow Agent and indemnifying the Escrow Agent against damages shall continue to inure to the benefit of the removed or resigned Escrow Agent with respect to any action or omission taken or made by it while it was the Escrow Agent under this Agreement.

Section 6.2 Merger of Escrow Agent. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent hereunder without further actions required by any party.
Section 6.3 Successor of Escrow Agent. The terms and conditions of this Agreement shall apply in all respects to any successor escrow agent jointly designated by the Company and OEP.
ARTICLE VII.
TAX
Section 7.1 Tax Treatment of the Escrow Funds. The Escrow Agent hereby agrees that all Escrow Funds held hereunder shall be held for the account of the Company and, to the extent not distributed to the Company as required hereunder, for the purposes of satisfying OEP’s obligation to withhold taxes under the United States federal and state laws on the purchase of the Company’s Redeemable Convertible Preferred Shares (as defined under SSA). In connection therewith, the parties agree that the Escrow Funds may not be used, applied, paid, refunded, deducted, exchanged or waived except pursuant to this Agreement.
Section 7.2 Indemnification of Tax Liability. To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Funds, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Funds. The Company shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided in this Section 7.2 is in addition to the indemnification provided in Section 5.2 and shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.
Section 7.3 Taxpayer Identification Numbers (“TINs”). The parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The parties each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms.
Section 7.4 Tax Reporting. OEP and Company represent to the Escrow Agent that the transaction memorialized in the SSA does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority. To the extent that any portion of the principal amount of the Escrow Fund represents part or all of the purchase price under the SSA, OEP and Company shall provide all information required for the Escrow Agent to perform tax reporting on IRS Form 1099-B on or prior to each distribution. Unless otherwise directed in a joint written instruction executed by OEP and Company, the Escrow Agent shall report to the IRS and as appropriate withhold and remit taxes to the IRS or to any other taxing authority as required by law based upon the information or documentation so provided.

In addition, all interest or other income earned under the Agreement shall be allocated to the Company and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow by the Company whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by OEP and/or the Company with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). The parties acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Deposit or any income earned by the Escrow Deposit. The parties further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Funds shall be paid by the Company. In the absence of written direction from the OEP and the Company, all proceeds of the Escrow Funds shall be retained in the Escrow Funds and reinvested from time to time by the Escrow Agent as provided in this Agreement. Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.
ARTICLE VIII.
MISCELLANEOUS
Section 8.1 Effectiveness. This Agreement shall be effective on the date of execution and delivery, and shall terminate upon the final distribution of the entire balance of the Escrow Funds in accordance with the terms of this Agreement.
Section 8.2 Attachment of Escrow Funds; Compliance with Legal Orders. In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Funds, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 8.3 Notices. Any notice or other communication required or permitted under this Agreement by any party to any other party shall be in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand; (b) the next business day, if sent by a prepaid overnight courier service by nationally recognized courier service provider; or (c) upon written confirmation of receipt, if sent by facsimile transmission; (d) the tenth business day if delivered by international air mail, and in each case addressed as follows:
If to the Company, at:
China Medicine Corporation
Guangri Tower, Suite 702
No. 8 Siyou South 1st Street
Yuexiu District
Guangzhou, China 510600
Fax: +86 20 8737 9184
Attention: Senshan Yang
with a copy to:
Pryor Cashman LLP
7 Times Square
New York, NY 10036-6569
Fax: (212) 798-6366
Attention: Elizabeth Fei Chen, Esq.
If to OEP, at:
OEP CHME Holdings, LLP
c/o One Equity Partners
Chater House, 20F, 8 Connaught Road
Central
Fax: +852 2167 8517
Attention: Ryan Shih
with a copy to:
One Equity Partners
320 Park Avenue
18th Floor
New York, NY 10022
Fax: (212) 277-1572
Attention: Bradley J. Coppens
and to:
Orrick, Herrington & Sutcliffe
43rd Floor Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Fax: +852 2218 9200
Attention: Mark J. Lee, Esq.

If to the Escrow Agent, at:
JPMorgan Chase Bank, N.A.
420 West Van Buren Street, IL1-0113
Chicago, IL 60606
Fax: (312) 954-0430
Attention: Chris Koenig, Escrow Services
or to such other address or to such other person as any party hereto shall have last designated by written notice to the parties. Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to this Section 8.3, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. Only delivery to parties to this Agreement constitutes delivery. Delivery to any party’s counsel only serves as a courtesy copy and does not constitute notice for delivery purpose.
Section 8.4 Authorized Person. Concurrent with the execution of this Agreement, the Company and OEP shall deliver to the Escrow Agent the Authorized Signatures attached as Exhibits B-1 and B-2 hereto, respectively.
Section 8.5 Conflicting Terms. If any terms of this Agreement conflict with the terms or conditions set forth in the SSA or any other agreement between OEP and Company, the parties hereby agree that the terms of this Agreement shall prevail.
Section 8.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.
Section 8.7 Assignment. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and shall not be enforceable by or inure to the benefit of any third party. No party may assign any of its rights or obligations under this Agreement without the written consent of the other parties.
Section 8.8 Entire Agreement. This Agreement, including the schedules and exhibits hereto and thereto (which are hereby incorporated by reference and made a part hereof), supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the parties hereto in respect of the subject matter hereof.
Section 8.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.
Section 8.10 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

Section 8.11 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. If any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three Business Days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.
Section 8.12 Modification; Waiver or Amendment. This Agreement may be modified or amended only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof, and no such waiver shall constitute a further or continuing waiver of any proceeding or succeeding breach of the same or any other provision.
Section 8.13 Further Assurances. Each party will execute all such instruments and take all such actions as any other party, being advised by counsel, shall reasonably request (and which it is reasonably within their respective powers to accomplish), in connection with the carrying out and effectuating of the intent and purposes hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.
Section 8.14 No Third Party Beneficiaries. Except as otherwise specifically set forth herein, nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.
Section 8.15 Headings. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.
Section 8.16 Interpretation. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun shall be deemed to include the plural and the singular, (b) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (c) the word “or” shall be inclusive and not exclusive, (d) unless the context otherwise requires, all references to Articles and Sections refer to Articles and Sections of this Agreement, and all references to exhibits are to exhibits attached to this Agreement, (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, and (g) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

Section 8.17 Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the parties identity including without limitation name, address and organizational documents (“identifying information”). The parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.
Section 8.18 Miscellaneous. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
[Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Escrow Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CHINA MEDICINE CORPORATION

By:	/s/ Yang Senshan Name: Yang Senshan
Title: Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has caused this Escrow Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

OEP CHME HOLDINGS, LLC

By: One Equity Partners III, L.P.,
its Manager

By: OEP General Partner III, L.P.,
its General Partner

By: OEP Holding Corporation,
its General Partner

By:	/s/ Bradley J. Coppens Name: Bradley J. Coppens
Title: Vice President

IN WITNESS WHEREOF, the undersigned has caused this Escrow Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

JPMORGAN CHASE BANK, N.A.

as Escrow Agent

By:	/s/ Christopher Koenig Name: Christopher Koenig
Title: Asst. Vice President

EXHIBIT A
Escrow Agent Fees
New Account Acceptance Fee . . . . . . . . . . . . . . . . . . . Waived
One-time fee payable upon Account Opening
A New Account Acceptance Fee will be charged for the Bank’s review of the Escrow Agreement along with any related account documentation.
Annual Administrative Fee . . . . . . . . . . . . . . . . . . . . US$3,500 if Escrow Funds are invested in JPMorgan investment product and US$7,500 if otherwise invested.
Payable upon Account Opening and in Advance of each year of service as Escrow Agent
The Annual Administrative Fee will cover the Bank’s standard Escrow services including, but not limited to, account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Agreement. These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination. The account will be invoiced in the month in which the account is opened and annually thereafter. Payment of the invoice is due 30 days following receipt.
Out-of-Pocket Expenses:

Any reasonable out-of-pocket expenses including attorney’s fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at cost.
Modification of Fees:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will maintain the fees at a level that is fair and reasonable in relation to the responsibilities assumed and the duties performed.
Disclosure & Assumptions:
•	The fees quoted in this schedule assume that the escrow deposit will be continuously invested in the JPMorgan Chase Bank Money Market Account or other JPMorgan investment product.
•	Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges.
•
U.S. law permits the parties to make up to six (6) pre-authorized withdrawals from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from an MMDA. The Escrow Agent does not presently exercise this right.

EXHIBIT B-1
Specimen Signatures of Authorized Persons
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Persons of China Medicine Corporation, who are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement, on behalf of China Medicine Corporation.

Authorized Persons of China Medicine	Specimen Signature
Corporation

Signature

Signature

EXHIBIT B-2

Specimen Signatures of Authorized Persons
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Persons of OEP, who are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement, on behalf of OEP.

Authorized Persons of OEP	Specimen Signature

Signature

Signature

SCHEDULE 1
Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions
If to OEP:

	Name	Telephone Number

1.	Ryan JH Shih	(852)28000182; (852)66400000;
(86)1391048000

2.

3.

If to Company

	Name	Telephone Number

1.	Mr. Yang Senshan	(86)13925129121

2.

3.

SCHEDULE 2
Standing Settlement Instructions
If to OEP:
Bank: JP Morgan Private Bank
ABA #: 021-000-021
Account #: 3221660001
Account Name: OEP CHME Holdings
If to Company:
Bank Name: BANK OF CHINA GUANGZHOU YUEXIU SUB-BRANCH
Address: 339 HUANSHI DONG ROAD, GUANGZHOU, CHINA
SWIFT : BKCHCNBJ400
A/C #: 850063737708090014
A/C Name: China Medicine Corporation
FFC/Ref: OEP payment
Attn: Guan Yikun
Intermediary Bank
BANK: BANK OF CHINA, NEW YORK BRANCH
ADDRESS: 410 MADISON AVENUE, NEW YORK, NY
SWIFT: BKCHUS33
If to Escrow Agent:
ABA #: 021-000-021
Acct: Escrow Wire Account
A/C #: 507198883
Ref: A/C#806034401, OEP CHME_China Medicine Escrow
JPMorgan Chase Bank
Attn: Chris Koenig